                                                                       EXHIBIT 8

              [LETTERHEAD OF SHAW, PITTMAN, POTTS & TROWBRIDGE]

                               September 11, 1997


Commercial Net Lease Realty, Inc.
400 E. South Street
Suite 500
Orlando, Florida  32801

Smith Barney Inc.
388 Greenwich Street
New York, New York  10013

Ladies and Gentlemen:

         On April 8, 1997, Commercial Net Lease Realty, Inc. ("CNL Realty") filed a registration statement on Form S-3, file number 333-24773 (the "Registration Statement"), with the Securities and Exchange Commission, which was declared effective on April 22, 1997. In connection with the filing of a prospectus supplement on September 12, 1997, you have asked us to render an opinion with respect to the qualification of Commercial Net Lease Realty, Inc. ("CNL Realty") as a real estate investment trust ("REIT") under sections 856 through 860 of the Internal Revenue Code. (Our references herein to "the Code" are to the Internal Revenue Code of 1986, as amended, with respect to taxable years ending on or after January 1, 1987, and to the Internal Revenue Code of 1954, as amended, with respect to taxable years ending on or before December 31, 1986.)(1)

         We have served as special counsel for CNL Realty in connection with the filing of the Prospectus and the Prospectus Supplement and from time to time in the past have represented CNL Realty on specific matters as requested by CNL Realty. Specifically for the purpose of this opinion, we have examined and relied upon the following: copies of CNL Realty's Articles of Incorporation and any amendments thereto; its Federal Forms 1120 for its taxable years 1984 through 1996 (in which tax returns we observe that CNL Realty has elected to be treated as a real estate investment trust); the Registration Statement; the Prospectus; the Prospectus Supplement; copies of executed leases covering real property owned by CNL Realty; the Form 10-K filed on





----------------------------------

(1) All section references herein are to the Code or to the regulations issued thereunder.
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Commercial Net Lease Realty, Inc., et. al.
September 11, 1997
Page  2




March 20, 1997; and its Form S-11 Registration Statement as filed with the Securities and Exchange Commission on August 15, 1984.

         We have not served as general counsel to CNL Realty and have not been involved in decisions regarding the day-to-day operation of CNL Realty and its properties. We have, however, discussed the mode of operation of CNL Realty with its officers with a view to learning information relevant to the opinions expressed herein and have received and relied upon a certificate from CNL Realty with respect to certain matters. A copy of the certificate is attached.

         We have discussed with management of CNL Realty arrangements relating to the management of its properties, the relationships of CNL Realty with tenants of such properties, and certain terms of leases of such properties to tenants, with a view to assuring that at the close of each quarter of the taxable years covered by this opinion it met the asset composition requirements set forth in section 856(c)(5), and with a view to assuring that, with respect to years covered by this opinion, it satisfied the 95%, 75%, and 30% gross income tests set forth in sections 856(c)(2), (3), and (4), respectively. We have further reviewed with management of CNL Realty the requirements that the beneficial ownership of a REIT be held by 100 or more persons for at least 335/365ths of each taxable year and that a REIT must satisfy the diversity of ownership requirements of section 856(h) as such requirements existed in the years covered by this opinion, and we have been advised by management that at all times during the years covered by this opinion (and specifically on each record date for the payment of dividends during 1984 through the date hereof) CNL Realty has had more than 1,000 shareholders of record, that CNL Realty maintains the records required by section 1.857-8 of the Treasury Regulations, that no later than January 30 of each year it sent the demand required by section 1.857-8(d) of the Treasury Regulations to each shareholder of record owning one percent or more of the outstanding shares of CNL Realty on the appropriate date required by said regulation, and that the actual ownership of CNL Realty shares was such that, to the best knowledge of its management (based upon responses to the aforesaid demands, any filing of a Schedule 13D under the Securities Exchange Act of 1934, as amended, or any other sources of information), CNL Realty satisfied the applicable requirements of section 856(h). Further, we have examined various property leases and lease supplements relating to the properties that CNL Realty owns, and although leases relating to certain properties that CNL Realty owns have not been made available to us, CNL Realty has represented with respect to such leases that they do conform in all material respects to a form of lease agreement provided to us. On the basis of discussions with management of CNL Realty, we are not aware that CNL Realty's election to be a REIT has been terminated or challenged by the Internal Revenue Service or any other party, or that CNL Realty has revoked its election to be a REIT for any such prior year so as to make CNL Realty ineligible to qualify as a REIT for the years covered by this opinion.
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Commercial Net Lease Realty, Inc., et. al.
September 11, 1997
Page  3





         In rendering the opinions set forth herein, we are assuming that copies of documents examined by us are true copies of originals thereof and that the information concerning CNL Realty set forth in CNL Realty's Federal income tax returns, and in the Prospectus Supplement, as well as the information provided us by CNL Realty's management are true and correct. We have no reason to believe that such assumptions are not warranted.

         Based upon the foregoing, we are of the opinion that: (a) CNL Realty was a "real estate investment trust" as defined by section 856(a) for its taxable years ended December 31, 1984 through December 31, 1996, and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT for its taxable year ending December 31, 1997 and for all future taxable years, and (b) CNL Realty's wholly owned subsidiaries, Net Lease Realty I, Inc. and Net Lease Realty II, Inc., were each "qualified REIT subsidiaries" as defined by section 856(i) for CNL Realty's taxable year ending December 31, 1996, and their proposed ownership, as well as the proposed ownership of two additional wholly owned subsidiaries, Net Lease Realty III, Inc. and Net Lease Realty IV, Inc., will enable them to meet the requirements for treatment as qualified REIT subsidiaries for CNL Realty's taxable year ending December 31, 1997 and for all future taxable years. However, with respect to the 1997 year and all future years, we note that CNL Realty's status as a real estate investment trust at any time is dependent among other things upon its meeting the requirements of section 856 throughout the year and for the year as a whole.

         This opinion is based upon the existing provisions of the Code (or predecessor provisions, as applicable), rules and regulations (including proposed regulations) promulgated thereunder, and reported administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. This opinion is limited to the specific matters covered hereby and should not be interpreted to imply that the undersigned has offered its opinion on any other matter.

         We hereby confirm that the statements set forth in the Prospectus Supplement under the heading "Federal Income Tax Considerations," to the extent that they constitute matters of law or legal conclusions with respect thereto, are correct in all material respects.

         We hereby consent to the filing of this opinion as an exhibit to the Prospectus Supplement. We also consent to the reference to Shaw, Pittman, Potts & Trowbridge under the captions "Federal Income Tax Considerations" and "Legal Matters" in the Prospectus Supplement. In giving such consent, we do not consider that we are "experts," within the meaning of the term used in the Act or the rules and regulations of the Securities and Exchange
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Commercial Net Lease Realty, Inc., et. al.
September 11, 1997
Page  4




Commission promulgated thereunder, with respect to any part of the Prospectus Supplement, including this opinion as an exhibit or otherwise.


                                         Very truly yours,

                                         SHAW, PITTMAN, POTTS & TROWBRIDGE


                                         By:      /s/ CHARLES B. TEMKIN, P.C.
                                                  ------------------------------
                                                  Charles B. Temkin, P.C.

                       COMMERCIAL NET LEASE REALTY, INC.
                         400 E. South Street, Suite 500
                          Orlando, Florida 32801-2878





                                  Certificate
                               September 11, 1997

Shaw, Pittman, Potts & Trowbridge
2300 N Street, N.W.
Washington, D.C. 20037-1128


Ladies and Gentlemen:

         In connection with the opinion letter to be issued by you with respect to the qualification of Commercial Net Lease Realty, Inc. (formerly CNL Realty Investors, Inc.) ("CNL Realty")(1) as a real estate investment trust ("REIT") under sections 856 through 860 of the Internal Revenue Code of 1954 and the Internal Revenue Code of 1986, as applicable (the "Code"), and with respect to the matters discussed under the heading "Federal Income Tax Considerations" in the prospectus to a registration statement on Form S-3 dated April 22, 1997 (the "Prospectus") as supplemented by a prospectus supplement dated September 11, 1997 (the "Prospectus Supplement"), CNL Realty, intending that you shall rely on the contents of this Certificate, represents to you as follows:

         1. CNL Realty has been and will be operated in accordance with the terms and provisions of the Articles of Incorporation of Commercial Net Realty, Inc., as amended from time to time.

         2. CNL Realty has been and will be operated in a manner consistent with the statements and representations set forth in the Prospectus and the Prospectus Supplement.

--------------------------------------------------------------------------------
(1) Unless otherwise noted, all references to CNL Realty herein refer to CNL Realty and its wholly owned subsidiaries Net Lease Realty I, Inc., Net
Lease Realty II, Inc., Net Lease Realty III, Inc. and Net Lease Realty IV, Inc.
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Shaw, Pittman, Potts & Trowbridge
September 11, 1997
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         3.      The beneficial ownership of CNL Realty has been held by 100 or more persons for at least 335/365ths of (a) each of CNL Realty's taxable years from 1984 through 1996 and (b) the current taxable year to date.

         4. On each record date for the payment of dividends from 1984 through September 11, 1997, CNL Realty has had more than 1,000 shareholders of record.

         5. CNL Realty has adopted December 31 as its taxable year-end for U.S. federal income tax purposes.

         6. CNL Realty has maintained the records required by section 1.857-8(d) of the Treasury Regulations, and no later than January 30 of each year from 1985 through 1997, it sent the demand required by section 1.857-8(d) of the Treasury Regulations to each shareholder of record owning one percent or more of the outstanding shares of CNL Realty, and CNL Realty intends to send such demands by January 30 of its current taxable year.

         7. To the best knowledge of CNL Realty's management (based upon any responses to demands made pursuant to section 1.857-8(d) of the Treasury Regulations, any filing of a Schedule 13D under the Securities Exchange Act of 1934, as amended, or any other sources of information), the actual ownership of CNL Realty shares has satisfied the applicable requirements of section 856(h) of the Code during the last half of each of CNL Realty's taxable years from 1984 through 1996 and throughout the current taxable year.

         8. CNL Realty filed an election to be a real estate investment trust with its tax return for its taxable year ending December 31, 1984, and since that time, such election has not been terminated, challenged or revoked.

         9. All leases, subleases and amendments thereto and other agreements which were executed as of September 11, 1997, with respect to all of the real property owned by CNL Realty and all of the real property which CNL Realty intends to purchase in the near future have been provided to you for your examination (with certain exceptions noted in paragraphs 10 and 11), and such leases, subleases and amendments thereto and other agreements represent all covenants, promises, agreements, warranties, representations and conditions between CNL Realty and its tenants and subtenants.

         10. The terms of the lease executed for the property in Brandon, Florida that CNL Realty leases for operation as a Barnes and Noble store is the same in all material respects as those included in the Lease Agreement between Barnes and Noble Superstore, Inc. and Commercial Net Lease Realty, Inc., dated July 28, 1994 (covering a property in Lakeland, Florida, leased for operation as a Barnes and Noble store).
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Shaw, Pittman, Potts & Trowbridge
September 11, 1997
Page 3


         11. The terms of the leases executed for the twenty-four properties that CNL Realty leases for operation as Hi-Lo Automotive stores are the same in all material respects as those included in the Lease Agreement between Hi-Lo Auto Supply, L.P. and Commercial Net Lease Realty, Inc., dated September 27, 1995 (covering a property in San Antonio, Texas, leased for operation as a Hi-Lo Automotive store).

         12. The terms of the leases to be executed for any other properties that CNL Realty purchases in the future are or will be structured so that amounts derived from such leases are rents from real property within the meaning of section 856(d) of the Code.

         13. For each taxable year from 1984 through 1996, at least 75 percent of the gross income derived by CNL Realty consisted of (i) amounts derived from the rental of the real property held by CNL Realty (collectively the "Properties") which qualified as rents from real property within the meaning of section 856(d) of the Code; (ii) interest on obligations secured by mortgages on real property or on interests in real property; (iii) any gain realized upon the sale or other disposition of real property which is not described in section 1221(1) of the Code; and (iv) amounts described in sections 856(c)(3)(D) through 856(c)(3)(I) of the Code; and CNL Realty will conduct its business so that at least 75 percent of its gross income will be derived from such sources in its current and future taxable years.

         14. For each taxable year from 1984 through 1996, at least 95 percent of the gross income derived by CNL Realty consisted of (i) the items of income described in paragraph 13 above; (ii) gain from the sale or other disposition of stock or securities which are not property described in section 1221(1) of the Code; and (iii) interest and dividends; and CNL Realty will conduct its business so that at least 95 percent of its gross income will be derived from such sources in its current and future taxable years.

         15. For each taxable year from 1984 through 1996, less than 30 percent of the gross income of CNL Realty was derived from the sale or other disposition of (i) stock or securities held for less than one year, (ii) property in a transaction which is a prohibited transaction, as defined in section 857(b)(6) of the Code, and (iii) real property (including interests in real property and interests in mortgages on real property) held for less than four years, other than property compulsorily or involuntarily converted within the meaning of section 1033 of the Code and property which is "foreclosure property" within the meaning of section 856(e) of the Code; and CNL Realty will conduct its business so that less than 30 percent of its gross income will be derived from the sale or disposition of such assets in its current and future taxable years.

         16. For each taxable year from 1984 through 1996, neither CNL Realty, nor any person which was not an "independent contractor" within the meaning of section 856(d)(3) of the Code from which CNL Realty did not derive or receive any income, furnished or rendered services other than those customarily furnished or rendered in connection with the rental of real property only within the meaning of section 856(d)(1)(B) of the Code; and neither CNL Realty,
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Shaw, Pittman, Potts & Trowbridge
September 11, 1997
Page 4


nor any person which is not an "independent contractor" within the meaning of section 856(d)(3) of the Code from which CNL Realty does not derive or receive any income, will furnish or render such services in CNL Realty's current and future taxable years.

         17. For each taxable year from 1984 through 1996, neither CNL Realty, nor any person which was not an "independent contractor" within the meaning of section 856(d)(3) of the Code from which CNL Realty did not derive or receive any income, rendered any services that were primarily for the convenience of any of the occupants of the Properties, within the meaning of section 1.512(b)-1(c)(5) of the Treasury Regulations; and neither CNL Realty, nor any person which is not an "independent contractor" within the meaning of section 856(d)(3) of the Code from which CNL Realty does not derive or receive any income, will render such services in CNL Realty's current and future taxable years.

         18. For each taxable year from 1984 through 1996, CNL Realty did not receive or accrue rent attributable to personal property in situations where the average adjusted bases of the personal property leased in connection with each lease of real property by CNL Realty exceeded 15 percent of the average adjusted bases of the real property and the personal property together, within the meaning of section 856(d)(1) of the Code, and CNL Realty will not receive or accrue such rent in its current and future taxable years.

         19. For each taxable year from 1984 through 1996, CNL Realty did not receive or accrue, directly or indirectly, rent or interest with respect to real or personal property, where the determination of the amount of rent or interest depended in whole or in part on the income or profits derived by any person from the property; and CNL Realty will not receive or accrue such rent in its current and future taxable years. This paragraph does not apply to (i) interest or rents based on a fixed percentage or percentages of receipts or sales within the meaning of sections 856(d)(2)(A) or 856(f)(1)(A) of the Code or (ii) interest received from a debtor which derives substantially all of its gross income, with respect to the real property securing the debt obligation from which the interest is derived, from the leasing of substantially all of its interests in such property to tenants, where the amounts received from the debtor as interest are attributable to qualified rents (within the meaning of section 856(d)(6)(B) of the Code) received by the debtor from such tenants, within the meaning of section 856(f)(2) of the Code.

         20. For each taxable year from 1984 through 1996, CNL Realty did not receive or accrue, directly or indirectly, rents from any person in which it owned (a) in the case of a corporation, 10 percent or more of the total combined voting power of all classes of stock entitled to vote, or 10 percent or more of the total number of shares of all classes of stock, or (b) in the case of an entity other than a corporation, an interest of 10 percent or more in the assets or net profits of such entity; and CNL Realty will not receive or accrue rent from such persons in its current and future taxable years. For purposes of this paragraph, ownership is determined by taking into account the attribution rules of section 318 (as modified by section 856(d)(5)) of the Code.
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Shaw, Pittman, Potts & Trowbridge
September 11, 1997
Page 5


         21. At the close of each quarter of each taxable year from September 30, 1984, through December 31, 1996, at least 75 percent of the value of CNL Realty's total assets were represented by real estate assets (as defined by section 856(c)(6)(B) of the Code), cash and cash items (including receivables) and government securities; and CNL Realty will conduct its business so that at least 75 percent of the value of its total assets are represented by real estate assets (as defined by section 856(c)(6)(B) of the Code), cash and cash items (including receivables), and government securities, in its current and all future taxable years.

         22. At the close of each quarter of each taxable year from September 30, 1984, through December 31, 1996, not more than 25 percent of the value of CNL Realty's total assets were represented by securities (other than government securities or securities treated as real estate assets pursuant to section 856(c)(6)(B) of the Code), and no such securities of any one issuer exceeded 5 percent of the value of the total assets of CNL Realty; and CNL Realty will conduct its business so that not more than 25 percent of the value of its total assets are represented by securities (other than government securities or securities treated as real estate assets pursuant to section 856(c)(6)(B) of the Code), and no such securities of any one issuer will exceed five percent of the value of the total assets of CNL Realty, in its current and all future taxable years.

         23. At the close of each quarter of each taxable year from September 30, 1984, through December 31, 1996, CNL Realty did not hold securities (other than government securities or securities treated as real estate assets pursuant to section 856(c)(6)(B) of the Code) that constituted more than 10 percent of the outstanding voting securities of any one issuer, and CNL Realty will conduct its business so that it does not hold such securities, in its current and all future taxable years.

         24. CNL Realty has made distributions to stockholders in each taxable year from 1984 through 1996 of at least 95 percent of its "real estate investment trust taxable income" (determined consistent with section 857(a)(1)(A)(i) of the Code) plus at least 95 percent of the excess of any "net income from foreclosure property" over the tax imposed by the Code on such net income, if any, as such terms are defined in sections 857(b)(2) and 857(b)(4)(B), respectively, of the Code, during the taxable year involved or during the period thereafter as described in section 858 of the Code; and CNL Realty intends to make such distributions in its current and all future taxable years.

         25. CNL Realty has at all times beneficially held all of its assets for investment purposes and not as (i) stock in trade or other property of a kind which would properly be includible in inventory if on hand at the close of the taxable year or (ii) property held primarily for sale to customers in the ordinary course of the trade or business of CNL Realty; and CNL Realty intends to continue to hold its assets in the same manner in its current and all future taxable years.
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Shaw, Pittman, Potts & Trowbridge
September 11, 1997
Page 6


         26. CNL Realty has not made any distributions to its shareholders with respect to any class or series of capital stock that was not pro rata with respect to such class or series, with no preference to any share of stock as compared with other shares of the same class or series, and has not made any distributions that give a preference to one class or series of stock as compared with another class or series except to the extent that the former is entitled (without reference to waivers of their rights by shareholders) to such preference, and CNL Realty intends not to make any such distributions in its current and all future taxable years.

         27. Representations herein as to the Properties will also be true with respect to the properties acquired by CNL Realty after the date hereof.

         28. CNL Realty has owned 100 percent of the stock of Net Lease Realty I, Inc., Net Lease Realty II, Inc., Net Lease Realty III, Inc. and Net Lease Realty IV, Inc. at all times during the period such corporations have been in existence and will continue to do so in the future.

         29. CNL Realty will use its best efforts to conduct its business so that it will continue to be organized and operated in a manner that will allow it to qualify as a REIT pursuant to sections 856 through 860 of the Code.


                           COMMERCIAL NET LEASE REALTY, INC.

                           By: /s/ Kevin B. Habicht
                              -----------------------------------------
                           Kevin B. Habicht, Executive Vice President